Execution



                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-13

                          TERMS AGREEMENT
                          ---------------
                    (to Underwriting Agreement,
                       dated April 24, 1995,
             between the Company and the Underwriter)

GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                              August 24, 1998
Cherry Hill, NJ 08002

          PaineWebber Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-13 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-13 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

     Section 1. The Mortgage Pool: The Series 1998-13 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed-rate, first-lien, fully-amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of August 1, 1998 (the "Cut-off Date"):

     (a) Aggregate Principal Amount of the Mortgage Pool:
$901,613,269.65 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $855,000,000 or greater than $945,000,000.

     (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

     Section 2. The Certificates: The Offered Certificates shall be issued as follows:

  (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                                                    Class
                   Principal      Interest      Purchase Price
 Class               Balance         Rate         Percentage
 -----               -------         ----         ----------
Class A1           $51,008,000      6.75%        99.514340%
Class A2           29,552,000       6.75%        99.514340%
Class A3           110,000,000      6.75%        99.514340%
Class A4           100,000,000      6.75%        99.514340%
Class A5           21,901,000       6.75%        99.514340%
Class A6           40,997,000       6.25%        99.514340%
Class A7           20,000,000       6.25%        99.514340%
Class A8           30,000,000       6.25%        99.514340%
Class A9           32,615,223       6.25%        99.514340%
Class A10          35,317,777        (2)         99.514340%
Class A11             (1)            (2)         99.514340%
Class A12          64,958,597        (2)         99.514340%
Class A13          16,841,118        (2)         99.514340%
Class A14          57,922,000       6.75%        99.514340%
Class A15          75,604,991        (2)         99.514340%
Class A16          11,513,000        (2)         99.514340%
Class A17           4,715,570        (2)         99.514340%
Class A18           3,372,724        (2)         99.514340%
Class A19          19,134,000       6.75%        99.514340%
Class A20          36,642,750        (2)         99.514340%
Class A21          12,214,250        (2)         99.514340%
Class A22          27,794,118        (2)         99.514340%
Class A23           7,205,882        (2)         99.514340%
Class A24          38,395,000       6.75%        99.514340%
Class A25          12,453,750        (2)         99.514340%
Class A26           4,151,250        (2)         99.514340%
Class R                   100       6.75%        99.514340%
Class RL                  100       6.75%        99.514340%
Class M            16,680,000       6.75%        99.735270%
Class B1            7,213,000       6.75%        99.024720%
Class B2            4,057,000       6.75%        96.731920%

----------------------
(1) The Class A11 Certificates are issued with an approximate initial Notional Principal Balance of $35,317,777.
(2) Interest will accrue on the Class A10, Class A11, Class A12, Class A13, Class A15, Class A16, Class A17, Class A18, Class A20, Class A21, Class A22, Class A23, Class A25 and Class A26 Certificates at the respective rates described in the Prospectus.

     (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

     Section 3. Purchase Price: The Purchase Price for each
Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, August 27, 1998 (the "Closing Date").

     Section 4. Required Ratings: The Offered Certificates, other than the Class A11, Class A13, Class A16, Class A17, Class A18, Class A21, Class A23, Class A26, Class M, Class B1 and Class B2 Certificates, shall have received Required Ratings of at least "AAA" from Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), respectively. The Class A11, Class A13, Class A16, Class A17, Class A18, Class A21, Class A23 and Class A26 Certificates shall have received Required Ratings of at least "AAA" by Fitch and "AAAr" by S&P. The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, by Fitch.

     Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

     Section 6. Additional Expenses: The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               PAINEWEBBER INCORPORATED


                               By:/s/ Hugh Corcoran
                                  -----------------------------
                                  Name:  Hugh Corcoran
                                  Title: Senior Vice President


The foregoing Agreement
is hereby confirmed and
accepted as of the date
hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By: -----------------------------
   Name:
   Title: